EXHIBIT 10.19
                                                         FORM 10-K
                                        YEAR ENDED DECEMBER 31, 1998


                           EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 9th day of December, 1998 (the "Effective Date"), by and between BUCYRUS INTERNATIONAL, INC., a Delaware corporation (the "Company"), and STEPHEN R. LIGHT (the "Executive").

          WHEREAS, Executive desires to provide the Company with his services and the Company desires to employ Executive as its President and Chief Executive Officer, on the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.   Term Of Employment.

          The term of Executive's employment hereunder (the "Term") shall commence as soon as reasonably practicable after the Effective Date, but in no event later than December 14, 1998 (the "Employment Commencement Date") and, unless earlier terminated pursuant to Section 6 below, shall continue for a period ending on December 31, 2000; provided, that on March 31, 2000 (and on March 31 of each succeeding year during the Term) the Term shall automatically be extended for an additional one year period unless the Executive or the Company provides written notice on or prior to March 31, 2000 (or March 31 of such succeeding year), stating an intention not to so extend the Term; and provided, further, that in the event Executive shall be in breach of any of the representations, warranties and covenants set forth in Sections 4.1 or
13.4 below, this Agreement shall be null and void ab initio and Executive shall not be entitled to any of the benefits of this Agreement.

2.   Position And Duties.

          2.1 Position. During the Term, Executive shall be employed as the President and Chief Executive Officer of the Company. In addition, Executive shall be appointed as a member of the Board of Directors of the Company (the "Board") effective as of the Effective Date, and Executive shall be nominated for election to the Board, and the Company shall use its best efforts to cause Executive to be elected to the Board, each year throughout the Term. Notwithstanding the foregoing, Executive agrees that immediately upon providing or receiving notice of termination of his employment with the Company for any reason, he shall resign his position as a member of the Board.

          2.2 Duties. Subject to the supervision and control of the Board, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of his position as President and Chief Executive Officer and shall render such services on the terms set forth herein. In addition, Executive shall have such other executive and managerial powers and duties with respect to the Company and its subsidiaries as may reasonably be assigned to him by the Board, consistent with his duties and responsibilities as President and Chief Executive Officer. Except for sick leave, reasonable vacations, and excused leaves of absence, Executive shall, throughout the Term, devote substantially all his working time, attention, knowledge and skills faithfully and to the best of his ability, to the duties and responsibilities of his position in furtherance of the business affairs and activities of the Company and its subsidiaries and affiliates. Executive shall perform his duties at the Company's headquarters in Milwaukee, Wisconsin, and, other than for purposes of reasonable business travel consistent with his position, shall not be required to temporarily or permanently relocate more than fifty (50) miles from the Milwaukee metropolitan area during the Term. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions, in each case consistent with his position as President and Chief Executive Officer, as the Board may from time to time establish for senior executive officers of the Company.

3.   Compensation.

          3.1 Base Salary. During the Term, as compensation for his services hereunder, Executive shall receive a salary at the annualized rate of at least Four Hundred Fifty Thousand Dollars ($450,000) per year ("Base Salary"), which shall be paid in accordance with the Company's normal payroll practices and procedures, less such deductions or offsets required by applicable law or otherwise authorized by Executive. The Base Salary may be increased from time to time at the discretion of the Board and, if so increased, shall not thereafter during the Term be decreased.

          3.2 Annual Performance Bonus. Executive shall also be eligible to participate in an annual performance bonus plan, with performance targets to be based on the Company's existing financial plan, and otherwise on terms to be mutually agreed upon by Executive and the Company (the "Annual Bonus Plan"); provided, that the terms of the Annual Bonus Plan shall provide that the amount of the annual bonus payable to Executive (the "Annual Bonus") shall be equal to 50% of Executive's Base Salary upon the achievement of the targeted performance goals for the relevant fiscal year of the Company, with the potential for an Annual Bonus of up to 100% of Base Salary in the event of exceptional performance; and provided, further, that Executive's Annual Bonus with respect to fiscal 1999 shall not be less than $112,500.

4.   Stock; Stock Options.

          4.1 Purchase of Shares of Company Common Stock. As a condition of the effectiveness of this Agreement, no later than December 18, 1998, the Executive shall purchase 5,000 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), at a price of $100 per share (the "Purchased Shares"). The Company shall accept payment for a portion of the purchase price of the Purchased Shares in the form of Executive's promissory note substantially in the form attached hereto as Annex A (the "Note"), in the maximum principal amount of $400,000, subject to Executive's pledge of all the Purchased Shares to secure the Note pursuant to a pledge agreement (the "Pledge Agreement") executed by the parties substantially in the form attached hereto as Annex B. As a condition of such purchase, Executive shall become a party to that certain Stockholders Agreement, dated as of March 17, 1998, among the Company and its Stockholders (the "Stockholders Agreement"), by executing a Joinder Agreement thereto generally in the form attached as Exhibit A to the Stockholders Agreement; provided, that the terms of Section 4 of the Stockholders Agreement (and any other terms of the Stockholders Agreement otherwise relating to the exercise upon termination of employment of a "put" right with respect to the Purchased Shares or any other shares of Common Stock acquired by Executive) shall not apply to Executive; and provided, further, that the Stockholders Agreement shall be interpreted (and, as necessary, deemed amended) so as to be consistent with the terms of the Pledge Agreement. Executive acknowledges receipt of a copy of the Stockholders Agreement and the opportunity to have carefully reviewed the Stockholders Agreement with counsel prior to executing this Agreement.

          4.2 Grant of Stock Options. Subject to Executive's compliance with the provisions of Section 4.1, the Executive shall be granted options ("Options") under the Company's 1998 Management Stock Option Plan (the "Stock Option Plan") to purchase that number of additional shares of Common Stock sufficient to provide the Executive with a total equity stake in the Company of 4% of the outstanding Common Stock on a fully diluted basis as of the Employment Commencement Date; provided, that notwithstanding the terms of the Stock Option Plan and Schedule 1 to the form of stock option agreement annexed thereto, (i) the normal vesting period of such options shall be the three year period from January 1, 1999 to December 31, 2001, (ii) the Company is currently in the process of reassessing the EBITDA target for 1999 for all management option holders, and any such reassessment shall apply to Executive's Options, and (iii) additional changes to the terms of the Options may be made by the Company as shall be reasonably necessary and appropriate to conform the Options to the aforesaid three year vesting schedule. Executive acknowledges receipt of a copy of the Stock Option Plan (together with the annexes thereto) and the opportunity to have carefully reviewed the Stock Option Plan with counsel prior to executing this Agreement.

          4.3 Availability of Shares. The Company shall provide that, as of and at all times following the Employment Commencement Date, a sufficient number of shares of Common Stock will remain authorized and reserved for issuance under the Stock Option Plan to provide for the grant and exercise of the Options to be granted pursuant to Section 4.2 hereof.

5.   Additional Benefits.

          5.1 Employee Benefits. During the Term, Executive shall be entitled to participate in all employee welfare benefit plans and programs generally made available from time to time to the Company's senior executives, including without limitation any major medical, dental, retirement and life insurance plans, subject to any eligibility requirements and the other generally applicable terms of such plans. Without limitation, Executive shall be entitled to use of a Company-provided automobile, the value of which shall not exceed $50,000, in accordance with the Company's policies applicable to its senior executives.

          5.2 Expenses. During the Term, the Company shall reimburse Executive for any expenses reasonably incurred by him in furtherance of his duties hereunder, including without limitation travel, meals, and accommodations, upon submission by him of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt or as may be required in order to permit such payments to be taken as proper deductions by the Company or any subsidiary under the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted pursuant thereto now or hereafter in effect. The Company shall also reimburse Executive for reasonable spousal travel expenses to customer or industry events to the extent consistent with Company policy.

          5.3 Vacation. During the Term, Executive shall be entitled to such number of paid vacation days each calendar year as provided pursuant to the Company's vacation policy from time to time in effect, but in no event less than four (4) weeks per year. Executive shall also be entitled to such paid holidays and personal days provided generally by the Company to its senior executives.

          5.4 Club Memberships. During the Term, the Company shall reimburse Executive for (i) the cost of a non-refundable initiation fee in one city club in the Milwaukee, Wisconsin area in the maximum amount of $2,000,
(ii) the annual dues for one country club in the Milwaukee, Wisconsin area and such city club (but not in excess of $7,500 per annum with respect to such country club and $2,750 per annum with respect to such city club), and (iii) to the extent provided under Section 5.2 hereof, the reasonable and necessary business-related use by Executive of such country club and city club.

          5.5 Attorney's Fees. The Company shall reimburse Executive for reasonable attorney's fees incurred by Executive in connection with the negotiation and preparation of this Agreement and related transactions, in an amount not to exceed $20,000.

          5.6 Supplemental Retirement Plan. If the Company adopts a supplemental retirement plan for its senior executive officers, Executive shall be entitled to participate in such plan on terms applicable to such officers generally.

          5.7 Supplemental Long-Term Disability. During the Term, the Company shall provide Executive with a supplemental long-term disability policy such that, together with coverage under the Company's general long-term disability plan or plans in which Executive otherwise participates, Executive shall be entitled to receive an aggregate benefit of no less than $12,500 per month. Such disability policy shall contain such other terms and conditions as shall be mutually agreed upon by the Company and Executive negotiating in good faith.

          5.8 International Emergency Rescue. During the Term, the Company shall provide Executive with membership in an international emergency rescue program for Executive's protection related to international travel.

6.   Termination.

          6.1  Termination of Executive's Employment by the Company for
Cause. The Company may terminate Executive's employment hereunder for Cause (as defined below). Such termination shall be effected by written notice thereof delivered by the Company to Executive, indicating in reasonable detail the facts and circumstances alleged to provide a basis for such termination, and shall be effective as of the date of such notice in accordance with
Section 12 hereof. "Cause" shall mean (a) Executive's (i) willful failure to timely comply in all material respects with the lawful directives of the Board (as set at a meeting of the Board in accordance with the Company's bylaws), except to the extent such directives (x) are inconsistent with Executive's position with the Company or (y) would constitute a violation of the Harnischfeger Confidentiality Agreement (as defined in Section 13.4 below) or
(ii) gross negligence or willful misconduct in the performance of the material duties or responsibilities of Executive's position with the Company or any subsidiary; (b) Executive's conviction of (i) any felony or (ii) any act of fraud, embezzlement, misappropriation or other criminal misconduct against or otherwise involving the Company; or (c) Executive's breach of the provisions of Sections 7 or 8 of this Agreement or any other agreements relating to confidentiality, trade secrets or competition with the Company; provided, however, that with respect to any notice of termination for Cause relating to clause (a) of this Section 6.1, Executive shall have a period of 15 days following such notice in which to cure such conduct or failure to act.

          6.2  Compensation upon Termination for Cause.   In the event of
Executive's termination for Cause, he shall be entitled to receive (a) all amounts of accrued but unpaid Base Salary through the effective date of such termination; (b) reimbursement for reasonable and necessary expenses incurred by Executive through the date of notice of such termination, to the extent otherwise provided under Section 5.2 above; (c) any and all other cash earned through the effective date of such termination and deferred at the election of Executive or pursuant to any deferred compensation plan then in effect, subject, however, to the terms of any such plan or arrangement; and (d) all other payments and benefits to which Executive may be entitled through the effective date of such termination. All other rights of Executive (and, except as provided in Section 6.6 below, all obligations of the Company) hereunder shall terminate effective as of the date of such termination.

          6.3 Compensation upon Termination of Executive's Employment by the Company Other Than for Cause or by Executive for Good Reason. In the event that Executive's employment hereunder is terminated by the Company other than for Cause or by Executive for Good Reason (in either such case specifically excluding, without limitation, any expiration of the Term by reason of either party's providing notice pursuant to Section 1hereof of its intent not to extend the Term), Executive shall be entitled to receive (a) continuation of Executive's Base Salary (including the benefits set forth in Section 5 hereof) for a period equal to the greater of (i) the remainder of the then Term or (ii) one (1) year; and (b) the Annual Bonus otherwise payable to Executive under the Annual Bonus Plan for the fiscal year in which such termination of employment occurs, determined and paid at the same time and in the same manner as annual bonuses are determined for members of the Company's senior management generally. In addition, all Options held by Executive at the time of such termination that would have vested based upon the Company's actual performance in the fiscal year of such termination of employment, as determined at the same time and in the same manner as such vesting is determined for participants in the Stock Option Plan generally (the "Post-Termination Vested Options"), shall be deemed to vest as of the date of such determination, and the provisions of Section 7.3 of the Stock Option Plan shall apply to any Post-Termination Vested Options as of such date. All other rights of Executive (and, except as provided in Section 6.6 below, all obligations of the Company) hereunder shall terminate as of the date of such termination.

          6.4 Compensation upon Termination of Executive's Employment by Reason Of Executive's Voluntary Resignation other than for Good Reason, Death or Total Disability. In the event that (a) Executive voluntarily terminates his employment hereunder (other than for Good Reason) or (b) Executive's employment is terminated by reason of his death or Total Disability (as defined below), Executive or Executive's estate, as the case may be, shall be entitled to receive (i) all amounts of Base Salary and benefits accrued but unpaid through the date of such termination, and (ii) in the case of Executive's death or Total Disability only, any other benefits payable under the Company's then current disability and/or death benefit policies. All other rights of Executive (and, except as provided in Section 6.6 below, all obligations of the Company) hereunder shall terminate as of the date of such termination. "Total Disability" shall mean any physical or mental disability that prevents Executive from performing one or more of the essential functions of his position for a period of not less than ninety days in any 12-month period and/or which is expected to be of permanent duration.

          6.5 Compensation upon Termination of Executive's Employment by Reason of Legal Action Pursuant to Harnischfeger Agreement.

               (a) If (x) Executive shall be unable to timely assume or continue or is otherwise prevented from performing his duties under this Agreement as a result of an effective, court-ordered preliminary or final injunction or other equitable relief arising from any Harnischfeger Claim (as defined in Section 13.4(d) below) as to which Executive shall have a right of indemnification against the Company pursuant to Section 13.4(c) below or (y) the circumstances described in the proviso to Section 6.5(c) shall have occurred with respect to any such Harnischfeger Claim, then the Company shall have the right to terminate Executive's employment hereunder, in which event Executive shall be entitled to receive (i) a salary continuation benefit in the amount of $37,500 per month for a period of 12 months following the effective date of such injunction, and (ii) continuation of the benefits set forth in Section 5 hereof during such period; provided, that Executive's right to receive such salary and benefit continuation shall be subject to offset on a dollar-for-dollar basis against any compensation and benefits earned (whether as an employee or consultant or in any other capacity, and whether or not deferred) by Executive with respect to such period, and Executive shall be obligated to provide the Company prompt notice of any such compensation and benefits. In addition, each of Executive and the Company shall have the right, exercisable within ten (10) business days following the date of such termination of employment, to rescind Executive's purchase of the Purchased Shares as described in Section 4.1, in which event the Note would be cancelled, the amount of Executive's principal investment would be returned by the Company to him and the Purchased Shares forfeited by Executive to the Company.

               (b) If (x) Executive shall be unable to timely assume or continue or is otherwise prevented from performing his duties under this Agreement as a result of an effective, court-ordered preliminary or final injunction or other equitable relief arising from any Harnischfeger Claim (as defined in Section 13.4(d) below) as to which Executive shall not have a right of indemnification against the Company pursuant to Section 13.4(c) below or
(y) the circumstances described in the proviso to Section 6.5(c) shall have occurred with respect to any such Harnischfeger Claim, the Company shall have the right to terminate Executive's employment hereunder, in which event Executive shall be entitled to receive only the benefits which Executive would receive in the event of a termination of his employment for Cause, as set forth in Section 6.2 above. In addition, each of Executive and the Company shall have the right, exercisable within ten (10) business days following the date of such termination of employment, to rescind Executive's purchase of the Purchased Shares as described in Section 4.1, in which event the Note would be cancelled, the amount of Executive's principal investment would be returned by the Company to him and the Purchased Shares forfeited by Executive to the Company.

               (c) During the period of any temporary restraining order arising from any Harnischfeger Claim and pending judicial determination of any action for a preliminary or final injunction, Executive shall receive his regular compensation hereunder; provided, that if such injunction shall not be either granted or denied prior to the end of the 45th day following the issuance of any such temporary restraining order, the Company shall have the right to terminate Executive's employment hereunder, in which event Executive would receive the compensation and Executive and the Company would have such rights and obligations as are set forth in Section 6.5(a) or Section 6.5(b) above, respectively, depending on whether such temporary restraining order arose from a Harnischfeger Claim as to which Executive would or would not have an indemnification right against the Company pursuant to Section 13.4(c) below.

               (d)  Notwithstanding anything to the contrary in this
Section 6.5, in the event that the terms of any such temporary restraining order or preliminary or final injunction would permit Executive to continue employment hereunder subject to the establishment of a limited "ethical wall" or similar restrictions that would not prevent Executive from substantially performing the duties of his position as President and Chief Executive Officer hereunder, such order or injunction shall not constitute grounds for termination of Executive's employment under this Section 6.5. Without limiting the generality of the foregoing, Executive's being barred by the terms of any such order or injunction from the bid process in connection with the "Jordanian Dragline" shall not alone constitute grounds for termination of Executive's employment under this Section 6.5.

               (e) In the event of any termination of employment described in Section 6.5(a), (b) or (c), all other rights of Executive (and, except as provided in Section 6.6 below, all obligations of the Company) hereunder shall terminate as of the date of such termination.

               (f) Executive acknowledges and agrees that the provisions of Sections 7 through 10 shall apply regardless of any termination of his employment under this Section 6.5 and regardless of the period of time, if any, during which he actually performs services for the Company hereunder.

          6.6 Survival. In the event of any termination of Executive's employment for any reason, Executive and the Company nevertheless shall continue to be bound by the terms and conditions set forth in Sections 7 through 10 below.

          6.7  Certain Definitions.  For purposes of this Agreement:

               (a) "Change of Control of the Company" shall mean the closing of a transaction involving one or more independent third parties (excluding, without limitation, American Industrial Partners Capital Fund II, L.P. or any affiliate) pursuant to which such party or parties (i) acquire (whether by merger, consolidation or transfer or issuance of capital stock) capital stock of the Company (or any surviving or resulting corporation) possessing the voting power to elect a majority of the board of directors of the Company (or such surviving or resulting corporation) or (b) acquire all or substantially all of the Company's assets determined on a consolidated basis.

               (b) Executive shall be entitled to terminate this Agreement for "Good Reason" if, following a Change of Control of the Company, without Executive's consent, (i) Executive's duties, authorities, responsibilities or status (including offices, titles and reporting requirements) shall be materially reduced from those in effect immediately preceding such Change of Control of the Company or (ii) the Company materially breaches its obligations under this Agreement.

7.   Protection Of Confidential Information.

          Executive acknowledges that during the course of his employment with the Company, its subsidiaries and affiliates, he will be exposed to documents and other information regarding the confidential affairs of the Company, its subsidiaries and affiliates, including without limitation information about their past, present and future financial condition, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets, current and prospective customer lists, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about the Company and its subsidiaries and affiliates not readily available to the public (the "Confidential Information"). Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, the Executive covenants and agrees as follows:

          7.1 No Disclosure Or Use Of Confidential Information. At no time shall Executive ever divulge, disclose, or otherwise use any Confidential Information, unless and until such information is readily available in the public domain by reason other than Executive's unauthorized disclosure or use thereof, unless such disclosure or use is expressly authorized by the Board in writing in advance of such disclosure or use.

          7.2 Return of Company Property, Records and Files. Upon the termination of Executive's employment at any time and for any reason, or at any other time the Board may so direct, Executive shall promptly deliver to the Company's offices in South Milwaukee, Wisconsin all of the property and equipment of the Company, its subsidiaries and affiliates (including any cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to the Company, its subsidiaries, affiliates, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the "Company Property, Records and Files"); it being expressly understood that, upon termination of Executive's employment, Executive shall not be authorized to retain any of the Company Property, Records and Files, except to the extent expressly so authorized in writing by the Board.

8.   Noncompetition and Other Matters.

          8.1 Noncompetition. During the Term and for the two year period immediately following the date of termination of Executive's employment at any time and for any reason (the "Restricted Period"), Executive shall not in any city, town, county, parish or other municipality in any state of the United States (the names of each such city, town, parish, or other municipality, including, without limitation, the name of each county in the State of Wisconsin, being expressly incorporated by reference herein), or any other place in the world, where the Company, or its subsidiaries, affiliates (provided, that such term as used in this Section 8 shall not include entities that are affiliates of the Company solely by reason of being affiliates of American Industrial Partners Capital Fund II, L.P.), successors, or assigns, engages in the Business (as defined below), directly or indirectly, (i) engage in a competing business for Executive's own account; (ii) enter the employ of, or render any consulting services to, any entity that competes with the Company, or its subsidiaries, affiliates, successors, or assigns, in the Business; or (iii) become interested in any such entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, Executive may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity. For purposes of this Section 8.1, the "Business" shall mean (x) the manufacture and sale of surface mining equipment and spare parts of the kind manufactured, sold and provided by the Company or any subsidiary, affiliate, successor or assign at any time during the Term;
(y) maintenance and service related to the equipment and spare parts referenced in subsection (x) above; and (z) the manufacture and sale of, and maintenance and service related to, any surface mining equipment with respect to which, prior to the date of termination of Executive's employment hereunder, the Company or any subsidiary, affiliate, successor or assign has or shall have made a material financial investment in contemplation of manufacturing, selling, maintaining or servicing.

          8.2 Noninterference. During the Term and the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, agent or consultant of the Company or any of its subsidiaries, affiliates, successors or assigns to terminate his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, successors or assigns for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, successors or assigns, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, successors or assigns for any other reason, other than pursuant to the discharge of Executive's duties as President and Chief Executive Officer hereunder.

          8.3 Nonsolicitation. During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any customers, clients, vendors, suppliers or consultants then under contract to the Company or its subsidiaries, affiliates, successors or assigns, to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, successors or assigns, for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, successors or assigns, or otherwise encourage such customers, clients, vendors, suppliers or consultants then under contract to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, successors or assigns for any reason, other than pursuant to the discharge of Executive's duties as President and Chief Executive Officer hereunder.

9.   Rights and Remedies upon Breach.

          If Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 7 or 8 above (the "Restrictive Covenants"), the Company and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity.

          9.1 Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy to the Company or its subsidiaries, affiliates, successors or assigns.

          9.2 Accounting. The right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, affiliates, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transaction or activity constituting a breach of any of the Restrictive Covenants.

          9.3 Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect without regard to the invalid portions.

          9.4 Modification by the Court. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be (it being the intent of the parties that any such reduction be limited to the minimum extent necessary to render such provision enforceable), and, in its reduced form, such provision shall then be enforceable.

          9.5 Enforceability in Jurisdictions. Executive intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive that such determination not bar or in any way affect the right of the Company or its subsidiaries, affiliates, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

10.  Arbitration.

          Except as necessary for the Company and its subsidiaries, affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive's employment with the Company or any subsidiary, the termination of that employment or any other dispute by and between the parties or their subsidiaries, affiliates, successors or assigns, shall be submitted to binding arbitration in Milwaukee, Wisconsin, according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the parties shall each bear his or its own attorneys' fees and costs in connection with any such arbitration. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Wisconsin constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

11.  Assignment.

          Neither this Agreement, nor any of Executive's rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. The Company may assign its rights and obligations hereunder, in whole or in part, to any of the Company's subsidiaries, affiliates or parent corporations, or to any other successor or assign, in each case in connection with the sale of all or substantially all of the Company's assets or stock or in connection with any merger, acquisition and/or reorganization involving the Company.

12.  Notices.

          All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to the Company:  Bucyrus International, Inc.
                    1100 Milwaukee Avenue
                    South Milwaukee, Wisconsin 53172
                    Attention:  Frank Bruno
                    Fax:  414/768-4474

with a copies to:   Skadden, Arps, Slate, Meagher & Flom LLP
                    Four Embarcadero Center
                    San Francisco, CA 94111
                    Attention:  Kenton J. King, Esq.
                    Fax:  415/984-2698

                    and

                    American Industrial Partners
                    One Maritime Plaza, Suite 2525
                    San Francisco, California 94111
                    Attention:  Lawrence W. Ward, Jr.
                    Fax:  415/788/5302

If to Executive:    Stephen R. Light
                    4313 W. River Willows Court
                    Mequon, WI 53092
                    Fax: 414/512-1629

with a copy to:     Foley & Lardner
                    777 E. Wisconsin Avenue
                    Milwaukee, Wisconsin 53202
                    Attention: Harry V. Carlson, Esq.
                    Fax: 414/297-4900

Any party may change such party's address for notices by notice duly given pursuant hereto.

13.  General.

          13.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin, without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

          13.2 Entire Agreement. This Agreement sets forth the understanding of the parties relating to Executive's employment with the Company and cancels and supersedes all agreements, arrangements and understandings relating thereto made prior to the date hereof, written or oral, between the Executive and the Company and any subsidiary or affiliate.

          13.3 Amendments; Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

          13.4  No Conflict with Other Agreements.  Subject to subparagraphs
(a)-(d) below, Executive represents and warrants that neither his execution of this Agreement nor the full and complete performance of his obligations hereunder will violate or conflict in any respect with any written or oral agreement or understanding with any person or entity.

               (a) Executive represents and warrants that: (i) during the course of Executive's employment with P&H Mining Equipment Company ("P&H"), a wholly-owned subsidiary of Harnco, Inc. ("Harnco"), a wholly-owned subsidiary of Harnischfeger Industries, Inc. ("Harnischfeger Industries," and together with P&H and Harnco, "Harnischfeger"), Executive has had access to or otherwise has been exposed to certain information which Harnischfeger may claim is confidential and proprietary or may constitute a trade secret under the State of Wisconsin's version of the Uniform Trade Secrets Act (the "Harnischfeger Confidential Information"); (ii) Executive has signed an Employee Proprietary Rights and Confidentiality Agreement with Harnischfeger (the "Harnischfeger Confidentiality Agreement"), pursuant to which Executive has agreed, among other things, to maintain the confidentiality of the Harnischfeger Confidential Information and not to disclose or use that information for any purpose after Executive's employment with Harnischfeger has terminated; and (iii) in accordance with subsection (b), Executive can and will perform each and every one of his duties and responsibilities under this Agreement and as the Company's President and Chief Executive Officer without ever disclosing or using, or threatening to disclose or use, the Harnischfeger Confidential Information or otherwise violating the Harnischfeger Confidentiality Agreement.

               (b) Executive covenants and agrees that, at all times during Executive's employment with the Company and/or his service to the Company in any other capacity, including, without limitation, as an officer, director or consultant to the Company, Executive shall not (i) disclose or use, or threaten to disclose or use, the Harnischfeger Confidential Information; (ii) breach, or threaten to commit a breach of, the Harnischfeger Confidentiality Agreement or any other agreement, pursuant to which Executive has agreed to keep in confidence, or to refrain from using, the nonpublic ideas, information or materials of a third party, including, but not limited to, a former employer or client; or (iii) engage in any activity for or on behalf of the Company which potentially or inevitably will lead to the actual or threatened disclosure or use of Harnischfeger Confidential Information or which potentially or inevitably will lead to an actual or threatened breach of the Harnischfeger Confidentiality Agreement or any other agreement, pursuant to which Executive has agreed to keep in confidence, or to refrain from using, the nonpublic ideas, information or materials of a third party, including, but not limited to, a former employer or client; provided, however, the parties agree that Executive's mere negotiation and acceptance of this Agreement shall not constitute a violation of this subsection 13(b). Executive further covenants and agrees that he shall at all times during his employment or other relationship with the Company exert his best efforts with advice of independent counsel to comply fully with all applicable laws restricting disclosure or use of nonpublic ideas, information or materials of a third party, including, without limitation, the State of Wisconsin's version of the Uniform Trade Secrets Act. If, at any time during Executive's employment with or service to the Company in any capacity, Executive in his sole discretion and with the advice of independent counsel believes that his performance of any duty or engaging in any act for or on behalf of the Company potentially or inevitably may lead to the disclosure or use, or the threatened disclosure or use, of any Harnischfeger Confidential Information, Executive shall immediately recuse himself and refrain from being involved with or retaining any control or authority over the performance of any such duty or engaging in any such act and he shall immediately establish an ethical wall which fully and completely separates and disassociates Executive from having or retaining any involvement whatsoever in the performance of any such duty or the engaging in any such act. The Company agrees to reimburse Executive for the reasonable attorney's fees he may incur in connection with complying with his obligations under this subsection 13(b).

               (c) The Company and Executive acknowledge that notwithstanding Executive's full and complete compliance with the covenants and agreements contained in subsection 13.4(b) and in the Harnischfeger Confidentiality Agreement, P&H, Harnco, Harnischfeger Industries, or their respective trustees, successors or assigns (collectively, "Harnischfeger Claimant") nevertheless may seek to interfere with or preclude Executive's employment with the Company by alleging that such employment threatens a breach of the Harnischfeger Confidentiality Agreement or other alleged duties and asserting claims or causes of action against Executive and/or the Company based on such allegations. To the fullest extent permitted by, and in full compliance with, applicable law, including, without limitation, the State of Delaware's General Corporation Law section 145, and the Company's Articles of Incorporation and By-laws (which shall be in addition to and not in lieu of any indemnification rights Executive may have thereunder or otherwise), the Company shall defend, indemnify and hold Executive harmless from any and all claims, liabilities and expenses which Executive may incur as a result of a Harnischfeger Claim (defined below), seeking damages for or injunctive or declaratory relief arising out of Executive's negotiation, acceptance or performance of employment with the Company ("Company Employment"), or any alleged misappropriation of trade secrets or confidential information or other alleged breach of duty (including, but not limited to, any alleged breach of the Harnischfeger Confidentiality Agreement) arising out of any such Company Employment; provided, however, that with respect only to claims of alleged actual misappropriation of trade secrets or alleged actual breach of any contract (including the Harnischfeger Confidentiality Agreement), duty, or other legal obligation, the Company shall have no obligation to defend, indemnify or hold Executive harmless pursuant to this subsection 13.4 (c) if Executive knowingly and intentionally violates, or has violated, (i) Executive's warranties or representations or covenants or agreements contained herein and in the Harnischfeger Confidentiality Agreement, or (ii) Executive's duties and obligations owed to Harnischfeger.

               (d) Executive agrees to deliver prompt written notice to the Company of the assertion of any claim or the commencement of any suit, action or proceeding by a Harnischfeger Claimant (a "Harnischfeger Claim"), in respect of which indemnity may be sought by Executive under this Section 13.4. The Company shall have the right to control the defense of any such Harnischfeger Claim. Executive shall have the right to participate in (but not control) the defense of such Harnischfeger Claim and to retain his own counsel in connection therewith, but the attorneys' fees and expenses of any such counsel for Executive shall be borne by Executive unless there exists a conflict between the Company and Executive as to their respective legal defenses, in which case the reasonable attorneys' fees and expenses of any such counsel shall be reimbursed by the Company. Except for claims for indemnification which arise from acts of Executive committed during the negotiation or acceptance of this Agreement and prior to expiration of the Term, the Company's obligation to defend, indemnify and hold Executive harmless pursuant to this Section 13.4 shall terminate immediately upon the expiration of the Term, including without limitation by reason of the termination of Executive's employment hereunder.

          13.5 Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Company (and its successors and assigns) and Executive and his heirs, executors and personal representatives.

          13.6 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          13.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first written above.

                                   BUCYRUS INTERNATIONAL, INC.


                                   /s/Robert L. Purdum
                                   Robert L. Purdum
                                   Chairman of the Board of Directors


                                   EXECUTIVE


                                   /s/Stephen R. Light
                                   Stephen R. Light